As filed with the Securities and Exchange Commission on June 17, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZS PHARMA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	26-3305698
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

508 Wrangler Drive, Suite 100

Coppell, Texas 75019

(877) 700-0240

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd A. Creech

Chief Financial Officer

ZS Pharma, Inc.

508 Wrangler Drive, Suite 100

Coppell, Texas 75019

(877) 700-0240

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Bengtson Mollie H. Duckworth Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Telephone: (512) 322-2500	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 Telephone: (650) 752-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-195961

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock $0.001 par value	1,086,111	$18.00	$19,549,998	$2,519

(1)	Represents only the additional number of shares being registered and includes 141,667 additional shares of common stock issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the registration statement on Form S-1, as amended (File No. 333-195961).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The registrant previously registered securities with an aggregate offering price not to exceed $97,750,000 on a registration statement on Form S-1, as amended (File No. 333-195961), which was declared effective by the Securities and Exchange Commission on June 17, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $19,549,998 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, ZS Pharma, Inc. (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (“Commission”). This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-195961) (“Prior Registration Statement”), and which the Commission declared effective on June 17, 2014.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 1,086,111 shares. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coppell, Texas on June 17, 2014.

ZS PHARMA, INC.

By:	/s/ Robert Alexander
Robert Alexander
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Alexander Robert Alexander	Director and Chief Executive Officer (Principal Executive Officer)	June 17, 2014

* Todd A. Creech	Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2014

* Alvaro F. Guillem	Director	June 17, 2014

* D. Jeffrey Keyser	Director	June 17, 2014

* Guy Nohra	Director	June 17, 2014

* Marc Ostro	Director	June 17, 2014

By:	/s/ Robert Alexander
Robert Alexander
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of independent registered public accounting firm

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1†	Power of Attorney (see page II-5 to the original filing of the Registration Statement on Form S-1 (File No. 333-195961)).

†	Previously filed.